CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
MEDIUM-TERM NOTES, SERIES F, 2.65% NOTES DUE 2016	$450,000,000	$52,245.00
(1) Excludes acrrued interest, if any.
(2) The filing fee of $52,245.00 is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PRICING SUPPLEMENT NO. 449		Filed Pursuant to Rule 424(b)(3)
Dated March 23, 2011 to		Registration No. 333-150218
PROSPECTUS SUPPLEMENT
Dated April 11, 2008 and
PROSPECTUS
Dated April 11, 2008
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, 2.65% NOTES DUE 2016

SUBJECT		PRELIMINARY PRICING DETAILS

Issuer:		Caterpillar Financial Services Corporation
Title of Securities:		Medium-Term Notes, Series F, 2.65% Notes Due 2016
Format:		SEC Registered-Registration Statement Number 333-150218
Trade Date/Pricing Effective Time:		March 23, 2011
Settlement Date (Original Issue date):
April 1, 2011, which is the seventh business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium-Term Notes on the date hereof or the next three business days will be required, because the Medium-Term Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Maturity Date:		April 1, 2016
Principal Amount:		$450,000,000
Price to Public (Issue Price):		99.823%
Dealers' Commission:		0.35% (35 basis points)
All-in-price:		99.473%
Net Proceeds to Issuer:		$447,628,500
Coupon		2.65%
Yield to Maturity		2.688%
Spread Multiplier:		N/A
Spread/Spread Multiplier Reset Option:		N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):		N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):		N/A
Specified Currency:		U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):		N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):		N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):		N/A
Maximum Interest Rate:		N/A
Minimum Interest Rate:		N/A
Interest Payment Dates:		Interest will be paid semi-annually on the 1st of April and October of each year, commencing October 1, 2011 and ending on the Maturity Date
Stated Maturity Extension Option:		N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):		N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):		N/A
Original Issue Discount Note:		N/A
Total Amount of OID:		N/A
Terms of Amortizing Notes:		N/A
Redemption Date(s):		N/A
Redemption Price:		N/A
Repayment Date(s):		N/A
Repayment Price(s):		N/A
Day Count Convention:		30/360
Denominations:		Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:		Citigroup Global Markets Inc. (39.5%)
Goldman, Sachs & Co. (39.5%)
Co-Managers:		Banco Bilbao Vizcaya Argentaria, S.A. (3.00%)
BNP Paribas Securities Corp. (3.00%)
Commerz Markets LLC (3.00%)
HSBC Securities (USA) Inc. (3.00%)
ING Financial Markets LLC (3.00%)
Lloyds Securities Inc. (3.00%)
Standard Chartered Bank (3.00%)

Standard Chartered Bank  and  Banco Bilbao Vizcaya Argentaria, S.A. will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

Billing and Delivery Agent:		Goldman, Sachs & Co.
Exchange Rate Agent:		U.S. Bank Trust National Association
Calculation Agent:		U.S. Bank Trust National Association
CUSIP:		14912L4S7
Other Terms:		N/A

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.